Bresler Goodman & Unterman, LLP
                                521 Fifth Avenue
                               New York, NY 10175

                                                                   July 1, 1999

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                         Pax World High Yield Fund, Inc.

Ladies and Gentlemen:

     On behalf of our client, Pax World High Yield Fund, Inc. (the "Company"), enclosed herewith for filing with the Securities and Exchange Commission is one
(1) Form N-8A, Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940, as amended.

     Please do not hesitate to contact the undersigned or Lee D. Unterman, Esq. of this office should you have any questions or comments with regard to any of the foregoing or the attached Form N-1A.

                                             Sincerely,

                                             /s/ Kevin J. Lake

                                             Kevin J. Lake

kjl/cs
Enclosure

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:          PAX WORLD HIGH YIELD FUND, INC.

Address of Principal Business Office (no. and street, city, state and zip code):

                           222 State Street
                           Portsmouth, NH  03801

Telephone Number (including area code): (800) 767-1729

Name and address of agent for service of process:

                           Pax World Management Corp.
                           222 State Street
                           Portsmouth, NH  03801
                           Attention: Thomas W. Grant and Laurence A. Shadek

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES  |X|       NO  |_|

--------------------------------------------------------------------------------

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 18th day of June, 1999.

                                       PAX WORLD HIGH YIELD FUND, INC.


                                       By: /s/ Thomas W. Grant
                                           ---------------------------
                                           Thomas W. Grant
                                           President

Attest:


/s/ Lee D. Unterman
------------------------------
Lee D. Unterman
Secretary


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